Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259501

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 14, 2021)

PROSPECTUS

4D PHARMA PLC

Neither the SEC nor any state securities commission has determined whether this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Please pay particular attention to the “Risk Factors” section beginning on page 19 of the prospectus to which this prospectus supplement relates.

Neither this prospectus supplement nor the prospectus to which it relates is a prospectus made under the Prospectus Regulation (EU) 2017/1129 or Part VI of the United Kingdom Financial Services and Markets Act 2000 (as amended).

This prospectus supplement is dated January 10, 2022.

SUPPLEMENT TO PROSPECTUS

This supplement to the prospectus filed on October 14, 2021 (the “Prospectus”) by 4D pharma plc (“4D Pharma,” “we” or “us”) is being filed to supplement the Prospectus as described pursuant to the Explanatory Note below.

EXPLANATORY NOTE

4D Pharma announced the appointment of John Doyle as Chief Financial Officer. We are supplementing the prospectus to describe this recent development and provide related disclosure.

The supplemental disclosures contained below should be read in conjunction with the prospectus, which is available on the Internet site maintained by the SEC at http://www.sec.gov, along with periodic reports and other information we file with the SEC. To the extent that the information set forth herein differs from or updates information contained in the prospectus, the information set forth herein shall supersede or supplement the information in the prospectus. All page references are to pages in the prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the prospectus.

SUPPLEMENTAL DISCLOSURES TO PROSPECTUS

Inserting the following section on page 3 in the section titled “Recent Developments”

On January 3, 2022, we announced the appointment of John Doyle as the Company’s Chief Financial Officer.

Inserting the following section on page 140 in the section titled “Management – Executive Officers”

John Doyle was appointed as our Chief Financial Officer in January 2022. Prior to joining us, Mr. Doyle served as Chief Financial Officer of Chiasma Inc., a biopharmaceutical company acquired by Amryt Pharma, from January 2021 to August 2021. Mr. Doyle also served as Vice President, Finance and Investor Relations and previously as Senior Director Financial Planning Analysis at Verastem Oncology, Inc. from February 2018 to December 2020. Prior to joining Verastem, Mr. Doyle also served as Head of Financial Planning and Analysis of Hewlett Packard Enterprise SimpliVity from May 2016 to February 2018. Before that, Mr. Doyle was Director of Business Unit Financial Planning & Analysis, Early Phase Division of Parexel International from January 2015 to April 2016. Mr. Doyle holds a B.S. in Finance from the University of Massachusetts.